UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10 – Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2011

or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ________________

Commission file number: 333-130197

DELTRON, INC.
(Exact name of Registrant as specified in its charter)

Nevada	86-1147933
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

11377 Markon Drive Garden Grove, CA 92841
(Address of principal executive offices)

(714) 891-1795
(Registrant’s telephone number, including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒  No ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

 As of August 18, 2011, there were 1,640,898,796 shares of the issuer’s common stock, par value $0.001, outstanding.

DELTRON, INC.

FORM 10-Q

FOR THE QUARTERLY PERIOD ENDED DECEMBER 31, 2010

PART I – FINANCIAL INFORMATION

ITEM 1.

FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's September 30, 2010 Form 10-K filed with the SEC on January 14, 2011. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the periods presented have been reflected herein. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

Deltron, Inc. and Subsidiary
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2011	2010
	Unaudited

Assets
Current Assets:
Cash	$ 136,023	$ 1,852
Accounts receivable, net	325,784	660,395
Inventory	394,011	332,676
Loan receivable	41,000	41,000
Prepaid expenses	27,433	19,826
Total Current Assets	924,251	1,055,749

Property and equipment, net	23,689	32,239

Intangible asset, net of amortization of $105,000	3,045,000	-

Total Assets	$ 3,992,940	$ 1,087,988

Liabilities and Stockholders' Deficit
Current liabilities
Line of credit	$ 100,000	$ 125,000
Bank overdraft	-	10,506
Accounts payable	172,434	452,318
Accrued expenses	53,164	75,091
Income taxes payable	1,600	1,600
Accrued expenses - related parties	279,000	150,000
Accrued interest - related parties	99,098	63,541
Accrued interest - others	69,360	-
Convertible notes payable - related parties, net of note discount of $60,957
and $79,333 at June 30, 2011 and September 30, 2010, respectively	3,245,143	96,167
Derivative liability	94,306	-
Current portion of notes payable - related party	415,109	334,587
Total Current Liabilities	4,529,214	1,308,810

Notes payable - related party, net of current portion	680,001	760,523

Stockholders' Deficit
Common stock, $0.001 par value; 10,000,000,000 shares
authorized, 1,440,579,982 and 678,478,980 shares issued and outstanding
at June 30, 2011 and September 30, 2010, respectively	1,440,579	678,479
Series A Preferred Stock, no par value, 1 share issued and outstanding
at June 30, 2011 and 0 outstanding at September 30, 2010	1,000	-
Additional paid-in capital	943,114	1,418,767
Accumulated deficit	(3,600,968)	(3,078,591)
Total Stockholders' Deficit	(1,216,275)	(981,345)

Total liabilities and stockholders' deficit	$ 3,992,940	$ 1,087,988

The accompanying notes are an integral part of these financial statements.

Deltron, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three Months ended
	June 30,
	2011	2010
	unaudited	unaudited

Sales	$ 782,970	$ 854,999

Cost of sales	665,028	764,547

Gross profit	117,942	90,452

Selling, general and administrative expenses	293,417	151,451

Operating loss	(175,475)	(60,999)

Interest income	513	-
Change in fair value of derivative liability	(33,349)	-
Interest expense	(59,476)	(82,318)

Total other expense	(92,312)	(82,318)

Loss before provision for income taxes	(267,787)	(143,317)

Provision for income taxes	-	-

Net loss	$ (267,787)	$ (143,317)

Per share information

Net loss per common share
Basic	$ (0.000)	$ (0.000)
Fully diluted	$ (0.000)	$ (0.000)

Weighted average number of common
stock outstanding - basic	994,721,883	339,617,869

Weighted average number of common
stock outstanding - diluted	994,721,883	339,617,869

The accompanying notes are an integral part of these financial statements.

Deltron, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Months ended
	June 30,
	2011	2010
	unaudited	unaudited

Sales	$ 2,511,871	$ 1,970,058

Cost of sales	2,060,273	1,758,920

Gross profit	451,598	211,138

Selling, general and administrative expenses	745,088	462,939

Operating loss	(293,490)	(251,801)

Interest income	513	-
Change in fair value of derivative liability	(33,349)	-
Interest expense	(195,216)	(150,459)

Total other expense	(228,052)	(150,459)

Loss before provision for income taxes	(521,542)	(402,260)

Provision for income taxes	835	-

Net loss	$ (522,377)	$ (402,260)

Per share information

Net loss per common share
Basic	$ (0.001)	$ (0.002)
Fully diluted	$ (0.001)	$ (0.002)

Weighted average number of common
stock outstanding - basic	824,200,159	190,267,908

Weighted average number of common
stock outstanding - diluted	824,200,159	190,267,908

The accompanying notes are an integral part of these financial statements.

Deltron, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER'S (DEFICIT)

					Additional
	Preferred Stock		Common Stock		paid-in	Accumulated
	Number of shares	Amount	Number of shares	Amount	Capital	Deficdit	Totals

Balance - December, 2008	-	-	14,403,074	$ 14,403	$ 1,911,235	$ (2,218,137)	$ (292,499)

Recapitalization in reverse acquisition	-	-			(624,200)		(624,200)

Issuance of stock for cash	-	-	109,575,906	109,576	560,646		670,222

Net income	-	-				(499,863)	(499,863)

Balance - December 31, 2009			123,978,980	123,979	1,847,681	(2,718,001)	(746,341)

Beneficial conversion feature
- converrtible notes payable - related parties	-	-	-	-	175,500	-	175,500

Recapitalization in reverse acquisition	-	-	554,500,000	554,500	(604,414)	-	(49,914)

Net loss	-	-	-	-	-	(360,590)	(360,590)

Balance - September 30, 2010	-	-	678,478,980	678,479	1,418,767	(3,078,591)	(981,345)

Issuance of common stock for services	-	-	148,000,000	148,000	(55,200)	-	92,800

Conversion of notes payable	-	-	614,101,002	614,100	(420,453)	-	193,647

Issuance of preferred share	1	1,000

Net loss	-	-	-	-	-	(522,377)	(522,377)

Balance - June 30, 2011, unaudited	1	$ 1,000	1,440,579,982	$ 1,440,579	$ 943,114	$ (3,600,968)	$ (1,217,275)

The accompanying notes are an integral part of these financial statements.

Deltron, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Three Months ended
	June 30,
	2011	2010
	unaudited	unaudited

Cash Flows from Operating Activities:
Net loss	$ (267,787)	$ (143,317)

Adjustments to reconcile net loss to net cash used
in operating activities:
Depreciation	2,850	1,666
Change in fair value of derivative liability	33,349	-
Amortization of intangible asset	78,750	-
(Increase) Decrease in accounts recievable	127,730	(69,117)
(Increase) Decrease in inventory	27,241	(72,240)
(Increase) Decrease in prepiad expenses	46,314	(4,895)
Increase (decrease) in accounts payable	(121,755)	130,245
Increase (decrease) in accrued expenses	(143)	37,141
Increase (decrease) in accrued expenses - related parties	50,000	50,000
Increase (decrease) in accrued interest - other	45,104	-
Increase (decrease) in accrued interest - related parties	12,711	12,244

Net Cash Used by Operating Activities	34,364	(58,273)

Cash Flows from Financing Activities
Borrowing of convertible debt	30,100	30,000
Borrowing on related party notes	-	-

Net Cash Provided by Financing Activities	30,100	30,000

Net Increase in Cash	64,464	(28,273)

Cash - Beginning of Period	71,559	55,338

Cash - End of Period	$ 136,023	$ 27,065

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest expense	$ 1,680	$ 1,856
Cash paid for income taxes	$ -	$ -

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

In April the Company issued 68,000,000 shares of its common stock valued at $32,800 to Elasco's president and one employee, which was recorded as prepaid salary to be expensed through July 2011.

On June 30, 2011, the President of the Company converted $1,000 of accrued salary into 1 share of Series A Preferred Stock.

The accompanying notes are an integral part of these financial statements.

Deltron, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Nine Months ended
	June 30,
	2011	2010
	unaudited	unaudited

Cash Flows from Operating Activities:
Net loss	$ (522,377)	$ (359,308)

Adjustments to reconcile net loss to net cash used
in operating activities:
Depreciation	8,550	6,666
Change in fair value of derivative liability	26,807	-
Amortization of intangible asset	105,000	-
Amortization of debt discount	85,876	-
Stock issued for services	92,800	-
(Increase) Decrease in accounts recievable	334,611	(44,589)
(Increase) Decrease in inventory	(61,335)	(57,666)
(Increase) Decrease in prepiad expenses	2,398	18,091
Increase (decrease) in accounts payable	(279,884)	163,862
Increase (decrease) in accrued expenses	(21,925)	(7,913)
Increase (decrease) in accrued expenses - related parties	130,000	100,000
Increase (decrease) in accrued interest - others	73,429	-
Increase (decrease) in accrued interest - related parties	38,127	37,668

Net Cash Used by Operating Activities	12,077	(143,189)

Cash Flows from Financing Activities
Proceeds from sale of common stock	-	74,586
Decrease of bank overdraft	(10,506)	-
Borrowing of convertible debt	157,600	69,500
Payments on line of credit	(25,000)	-

Net Cash Provided by Financing Activities	122,094	144,086

Net Increase in Cash	134,171	897

Cash - Beginning of Period	1,852	26,168

Cash - End of Period	$ 136,023	$ 27,065

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest expense	$ 5,363	$ 8,782
Cash paid for income taxes	$ 800	$ 800

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

In November the Company issued 80,000,000 shares of its common stock valued at $60,000 to Elasco's president, $10,000 was recorded as a bonus and $50,000 is prepaid salary to be expensed over six months beginning mid November 2010.

Issuance of convertible note payable of $3,150,000 for unpatented rebreather system technology.

In April the Company issued 68,000,000 shares of its common stock valued at $32,800 to Elasco's president and one employee, which was recorded as prepaid salary to be expensed through July 2011.

During the quarter $187,000 of notes and $6,646 of accrued interest was converted into 614,101,002 shares of the Company's common stock.

On June 30, 2011, the President of the Company converted $1,000 of accrued salary into 1 share of Series A Preferred Stock.

The accompanying notes are an integral part of these financial statements.

Deltron, Inc. & Subsidiary.

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2011

NOTE 1- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

Business Description

Deltron, Inc. (the “Company”) is a Nevada Corporation incorporated on September 14, 2005.  It is based in Garden Grove, California.  Through May 26, 2010 the Company was in the development stage. On May 26, 2010 the Company acquired all of the assets and liabilities of Blu Vu Deep Oil & Gas Exploration, Inc. (“Blu Vu”) including its ownership of 100% of the outstanding stock of Elasco, Inc. (“Elasco”) by issuance of 123,978,980 restricted common shares of its stock.

Elasco was incorporated on October 25, 1979 in the state of California.  Its principal business is manufacturing and selling of open cast molded polyurethane elastomer products such as skateboard, roller skate, and industrial wheels.

After the acquisition of BluVu’s assets, the Company is engaged in potential manufacture and mass-market of proprietary breathing equipment developed specifically for the oil and gas, mining and safety industries, and military and recreational divers. The technology is still under development. Production and manufacture of the equipment (primarily Closed-Circuit Rebreathers “CCRs” and components used for all types of rebreathers) will be produced by the wholly-owned subsidiary, Elasco, while the Company provides financial, operational and technical expertise.

On August 4, 2010, Deltron entered into an agreement with Radikal, AS (“Radikal”), the owner of intellectual property involving rebreather technology, to purchase its intellectual property involving said technology (the “Radikal Agreement”).  The Radikal Agreement requires the Company to pay a per unit fee of $35 for at least 500 units per year for 2 years, after which the obligation to Radikal will be fulfilled. The Company is required to begin making payments in January 2012.

Pursuant to the terms of the Radikal Agreement, Radikalhas transferred all U.S. and international patent rights to the Company.  However, if the per unit fee payments are not made when due, Radikal has the right to the return of the intellectual property transferred.

The acquisition of BluVu’s assets and Elasco by the Company has been accounted for as a reverse capitalization.  The reverse recapitalization was the acquisition of a private operating company into a non-operating shell corporation with nominal net assets and is treated as a capital transaction, rather than a business combination.  As a result no goodwill is recorded.  In this situation Deltron is the legal acquirer because it acquired all of the assets and liabilities of Blu Vu and 100% of the stock of Elasco and Elasco is the legal acquiree because its equity interests were acquired.  However, Elasco is the acquirer and Deltron is the acquiree for accounting purposes.  The pre-acquisition financial statements of Elasco are treated as the historical financial statements of the consolidated companies except that the equity section and earnings per share have been retroactively restated to reflect the reverse recapitalization.

Principles of consolidations

The accompanying unaudited condensed consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Elasco. All significant intercompany transactions have been eliminated in consolidation.

Unaudited Interim Financial Data

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information required by GAAP for annual financial statements.  In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.  Operating results for the three and nine months ended June 30, 2011 are not necessarily indicative of results for any future period.  These statements should be read in conjunction with the consolidated financial statements and notes for the year ended September 30, 2010 thereto included in the Company’s Form 10-K filed on January 13, 2011.

Use of Estimates

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with GAAP. The preparation of the Company’s consolidated financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company deposits its cash with major financial institutions and may at times exceed the federally insured limit.  At June 30, 2011 cash did not exceed the federally insured limit.  The Company believes that the risk of loss is minimal. To date, the Company has not experienced any losses related to cash deposits with financial institutions.

Accounts Receivable

The Company estimates the collectability of customer receivables on an ongoing basis by reviewing past-due invoices and assessing the current creditworthiness of each customer.  Allowances are provided for specific receivables deemed to be at risk for collection. As of June 30, 2011 and September 30, 2010, allowance of doubtful accounts was  $2,730 and $2,630, respectively.

Inventory

Inventory consists of raw material, work in progress, and finished goods.  It is stated at the lower of cost or market on a first in, first out (FIFO) basis.  The Company also evaluates and reserves allowance of obsolescence of its inventories. As of June 30, 2011 and September 30, 2010, the allowance for obsolescence was $9,795.

Property and Equipment and Depreciation Policy

Property and equipment are recorded at cost, less accumulated depreciation.  Cost of repairs and maintenance are expensed as they are incurred. Major repairs that extend the useful life of equipment are capitalized and depreciated over the remaining estimated useful life. When property and equipment are sold or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts and the gains or losses realized on the disposition are reflected in operations. The Company uses the straight - line method in computing depreciation for financial reporting purposes.

Intangible assets

Costs paid by the Company related to the establishment, transfer and purchase of patented and unpatented technology and other intangibles are capitalized and amortized, depending on the estimated useful life of the technology. Useful lives range from three to ten years. Amortization is on the straight-line method.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets with finite lives.  The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is deemed not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. Based upon the most recent assessment as of June 30, 2011, management has determined there was no impairment in the carrying value of long-lived assets.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”which requires an asset and liability approach for financial accounting and reporting of income taxes.   Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Deferred tax assets include tax loss and credit carry forwards and are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company adopted the FASB Interpretation on accounting for uncertainty in income taxes. The interpretation prescribes a measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, the interpretation provides guidance regarding uncertain tax positions relating to derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company will classify any interest and penalties associated with income taxes as interest expense.

Revenue Recognition

The Company recognizes revenues through its consolidated fully owned subsidiary. Revenues are recognized from product sales upon delivery, at which time title passes to the customer provided that there are no uncertainties regarding customer acceptance, persuasive evidence of an arrangement exists, the sales price is fixed and determinable and collectability is deemed probable.

Advertising Costs

Advertising costs are charged to operations when incurred.

Share-Based Compensation

The Company has adopted ASC 718-20 (formerly SFAS No. 123R, Share-Based Payment -revised 2004) (“ASC 718-20”) and related interpretations which establish the accounting for equity instruments exchanged for employee services. Under ASC 718-20, share-based compensation cost is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the employees’ requisite service period, generally the vesting period of the award.

Segment Information

Based on the criteria established by ASC Topic 280 “Segment report” (formerly SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”), the Company uses the management approach for determining which, if any, of its products and services, locations, customers or management structures constitute a reportable business segment. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of any reportable segments. As of June 30, 2011, the Company mainly operated in two principal segments – development of the rebreather system and sales of polyurethane elastomer products. The rebreather system is still under development and has not generated any revenue. The following tables present summarized information by segments:

	Nine Months Ended June 30,
	2011	2010
Revenues from external customers
Rebreather	$-	$-
Polyurethane	2,511,871	1,970,058
	$2,511,871	$1,970,058

Cost of sales
Rebreather	$-	$-
Polyurethane	2,060,273	1,758,920
	$2,060,273	$1,758,920

Gross Profit
Rebreather	$-	$-
Polyurethane	451,598	211,138
	$451,598	$211,138

Selling, general and administrative expenses
Rebreather	$470,646	$60,441
Polyurethane	274,442	402,498
	$745,088	$462,939

Income / (Loss) from operations
Rebreather	$(469,533)	$(60,441)
Polyurethane	176,043	(191,360)
	$(293,490)	$(251,801)

	June 30,	September 30,

	2011	2010
Total Assets
Rebreather	$3,097,499	$42,852
Polyurethane	895,441	1,045,136
	$3,992,940	$1,087,988

Basic and Diluted Earnings Per Common Share

The Company has adopted ASC 260-10, “Earnings per Share,” (EPS) which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.  In the accompanying unaudited condensed consolidated financial statements, basic and diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. For the three and nine months ended June 30, 2011 and 2010, the Company has excluded all common equivalent shares from the calculation of diluted net loss per share as such securities are anti-dilutive.

Significant Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No.2010-06 regarding fair value measurements and disclosures and improvement in the disclosure about fair value measurements. This ASU requires additional disclosures regarding significant transfers in and out of Levels 1 and 2 of fair value measurements, including a description of the reasons for the transfers.  Further, this ASU requires additional disclosures for the activity in Level 3 fair value measurements, requiring presentation of information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements. This ASU is effective for fiscal years beginning after March 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU did not have a material impact on our financial statements.

In February 2010, the FASB issued ASU No. 2010-09 (“ASU 2010-09”) as amendments to certain recognition and disclosure requirements. The amendments remove the requirement for an SEC filer to disclose a date in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. Those amendments remove potential conflicts with the SEC’s literature. All of the amendments in ASU 2010-09 were effective upon issuance for interim and annual periods. The adoption of ASU 2010-09 did not have a material impact on the Company’s consolidated financial statements

In March 2010, the FASB issued ASU No. 2010-11, which is included in the Codification under ASC 815, “Derivatives and Hedging” (“ASC 815”).  This update clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements.  Only an embedded credit derivative that is related to the subordination of one financial instrument to another qualifies for the exemption.  This guidance is effective for interim and annual reporting periods beginning January 1, 2010.  The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In August 2010, the FASB issued ASU No. 2010-22, which amended various SEC paragraphs in the Codification based on external comments received and the issuance of Staff Accounting Bulletin (“SAB”) 112, which amended or rescinded portions of certain SAB topics.

NOTE 2 – GOING CONCERN

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of June 30, 2011 the company had an accumulated deficit of $3,600,968 and a net loss of $267,787 for the quarter then ended.  These matters create substantial doubt about the Company’s ability to continue as a going concern.  For the quarter ended June 30, 2011, the Company is able to pay its obligations to vendors from funds raised from issuance of convertible notes. The Company intends on financing its future development activities from the same sources, until such time that funds provided by operations are sufficient to fund working capital requirements.

NOTE 3 – INVENTORY

Inventory consisted of the following:

	June 30, 2011	September 30, 2010

Raw material	$296,190	$232,962
Work in process	25,474	41,513
Finished goods	82,142	67,996
	403,806	342,471
Less allowance for obsolete inventory	(9,795)	(9,795)

	$394,011	$332,676

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30, 2011	September 30, 2010
Machinery and equipment	$237,377	$237,377
Tooling	139,138	139,138
Computer equipment	94,383	94,383
Leasehold improvements	38,720	38,720
Furniture, fixtures and office equipment	17,033	17,033
	526,651	526,651
Less accumulated depreciation	(502,962)	(494,412)

	$23,689	$ 32,239

NOTE 5 – INTANGIBLE ASSET

In February 2011 the Company issued a convertible note payable (see Note 9) to acquire an unpatented rebreather technology from an unrelated party.  The Company intends to manufacture and sell these systems for use in non-pressurized sport and military subs. Amortization expense was $78,750 and $105,000 for the three and nine months ended June 30, 2011, respectively.

NOTE 6 – LINE OF CREDIT

The Company has a line of credit agreement with a bank.  The maximum borrowing is $100,000.  Interest is calculated at prime plus 1.5% (4.5% at June 30, 2011 with an interest rate floor of 6.5% per the line of credit agreement) and is paid monthly.  The agreement expires December 5,

2011 at which time the entire principal balance is due.  The line of credit is personally guaranteed by the Trust of the former owner of Elasco, who is the CEO of the Company.

NOTE 7 – NOTES PAYABLE – RELATED PARTY

Concurrent with the sale of Elasco to Blu Vu, the previous owner, Henry Larrucea, who is the current officer and director of the Company, agreed to exchange his outstanding demand note, with an outstanding balance of $856,750, for a 10 year note at 5% for $600,000.  The difference of $256,750 was recorded as a gain in other income in the year ended September 30, 2009.  Total interest paid or accrued for the shareholder for the three months ending June 30, 2011 was $7,341 and the balance of the note as of June 30, 2011 was $587,685. Payments have not been made on this note since July 2009.  There was $57,836 of accrued interest at June 30, 2011.

Mr. Larrucea also received a promissory note for the stock of Elasco for $540,000.  The note is due in monthly payments of $10,000 and bears interest at 4.23%.  The note is secured by the stock of Elasco.  The balance of the note as of June 30, 2011 was $507,425.  Payments have not been made on this note since August 2009.  There was $41,262 of accrued interest at June 30, 2011.

Both of these notes are currently in default due to non-payment of principal and interest.  Upon default the loans become due on demand.  Mr. Larrucea has granted a waiver which waives the default under the terms of the notes and releases the company from liquidated damages provision.

NOTE 8 – CONVERTIBLE NOTES PAYABLE

The Company has two notes payable to shareholders for $20,000 and $19,500, which it assumed under the May 26 Blu Vu asset purchase agreement.  These notes are due on May 28, 2011 and bear interest at 5.0%.  Both notes are convertible into shares of the Company’s common stock at a conversion discount of 70% of the stocks bid price but in no event shall the conversion price be less than par value of $0.001.  Both of these notes were converted during the current quarter into 70,904,100 and 69,452,067 shares, respectively.

The Company had ten notes payable to shareholders for a total of $136,000.  These notes are due ranging from September 17, 2010 to March 28, 2011 all bearing interest at 5.0%.  All ten notes are convertible into shares of the Company’s common stock at a conversion discount of 70% of the stocks bid price but in no event shall the conversion price be less than par value of $0.001.  None of these notes are considered derivatives. Six of these notes have been fully converted and one partially converted as of June 30, 2011, leaving a balance due of $58,500 as of June 30, 2011.  These notes are currently in default and the Company has extended or is in the process of extending these for six months.

In May and June 2011, the Company issued four notes to related parties for $5,100, $5,000, $15,000 and $5,000.  The notes are due in six months all bearing interest at 5.0%.  All four notes are convertible into shares of the Company’s common stock at a conversion discount of 70% of the stocks bid price but in no event shall the conversion price be less than par value of $0.001.

In October, November and December 2010, the Company entered into securities purchase agreements with an investor and issued three 10% convertible promissory notes with face amounts of $35,000, $30,000 and $12,500 respectively and received cash proceeds of $77,500.  The Notes mature in eight months from the date of issuance, and provide for nominal interest at the rate of ten (10%) percent per annum. The Notes may be converted into unregistered shares of the Company’s common stock, par value $0.001 per share, at the Conversion Price, as defined below, in whole, or in part, at any time beginning 180 days after the date of the Notes, at the option of the holder. The Conversion Price shall be equal to 50% multiplied by the Variable Conversion Rate which is equal to the average of the three (3) lowest closing bid prices of the common stock during the ten (10) trading day period prior to the date of conversion.  During the current quarter, the October note for $35,000 was fully converted and $25,000 of the $30,000 November note was also converted into 92,857,143 and 75,757,575 shares, respectively, leaving a balance due on these three notes of $17,500 as of June 30, 2011.  The Company recorded a derivative liability of $19,251 as of June 30, 2011 related to reaming balance. In July 2011, the remaining balance of $17,500 was converted into 64,814,815 shares of the Company’s common stock.

In January 2011, the Company entered into securities purchase agreements with an investor and issued 8% convertible promissory notes with a face amount of $50,000 and received cash proceeds of $50,000.  The note matures in ten months from the date of issuance, and provide for nominal interest at the rate of eight (8.0%) percent per annum. The note may be converted into unregistered shares of the Company’s common stock, par value $0.001 per share, at the Conversion Price, as defined below, in whole, or in part, at the option of the holder. The Conversion Price shall be equal to 50% multiplied by the Variable Conversion Rate which is equal to the average of the three (3) lowest closing bid prices of the common stock during the ten (10) trading day period prior to the date of conversion.  At June 30, 2011, the Company recored a derivative liability of $75,055.

In February 2011, the Company purchased technology from an unrelated party for $3,150,000 by issuing a 5% convertible promissory note.  The note is due on demand, but not sooner than six months from the date of issuance, and provides for nominal interest at the rate of five (5.0%) percent per annum. The note may be converted into unregistered shares of the Company’s common stock, par value $0.001 per share at the Conversion Price, as defined below, in whole, or in part, at any time beginning 180 days after the date of the notes, at the option of the holder. The Conversion Price shall be equal to 30% multiplied by the Variable Conversion Rate which is equal to the average of the three (3) lowest closing bid prices of the Common Stock during the ten (10) trading day period prior to the date of conversion.  This note is payable to the note holder regardless of the company’s ability to successfully file a patent for such technology or to generate revenues from the sale or implementation of such technology.

The Company issued financial instruments in the form of convertible notes payable.  These instruments have variable conversion rates.  The conversion features were analyzed for derivative liabilities under GAAP and the Company has determined that they meet the definition of a derivative liability due to the contracts obligations.  Derivative instruments shall also be measured at fair value at each reporting period with gains and losses recognized in current earnings.  The Company calculated the fair value of these instruments using the Black-Scholes Model due to the short duration of the conversion option (less than one year). The significant assumptions used in the calculation of the instrument’s fair value are detailed in the table below.

Derivative Liability - Embedded Conversion Features

During the nine months ended June 30, 2011, the Company recorded a derivative liability of $95,639 for the issuance of convertible notes payable.  During the nine months ended June 30, 2011, none of these instruments were converted into common stock of the Company.  The Company performed a final mark-to-market adjustment for the derivative liability related to the convertible notes and the carrying amount of the derivative liability related to the conversion feature was $94,306.  During the nine months ended June 30, 2011, the Company recognized other expense of $33,349 based on the change in fair value (mark-to market adjustment) of the derivative liability associated with the embedded conversion features in the accompanying statement of operations.  The value of the derivative liability associated with the embedded conversion features was $94,306 at June 30, 2011.

These instruments were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  The instruments do not qualify for hedge accounting, and as such, all future changes in the fair value will be recognized currently in earnings until such time as the instruments are exercised, converted or expire.   The following assumptions were used to determine the fair value of the derivative liabilities for the period ended of June 30, 2011:

Weighted- average volatility	69.9%
Expected dividends	0.0%
Expected term	0.5 year
Risk-free rate	0.07% to 0.57%

As of June 30, 2011, the Company had authorized unissued common stock of 8,559,420,018 shares, which is sufficient to cover shares to be issued upon conversion of all convertible notes.

NOTE 9 – CONCENTRATION OF CREDIT RISK

A material part of the Company’s account receivables is outstanding with five customers.  The amount owed by these customers at June 30, 2011 was $291,270, approximately 89% of the Company’s receivables.  Sales to the top five customers represented 77% of total sales.  The amount owed by these customers at September 30, 2010 was $518,092, approximately 78% of the Company’s receivables.  Sales to the top five customers represented 84% of total sales for the quarter ended June 30, 2010.  Sales are concentrated in the western United States.

For the three months ended June 30, 2011 and 2010, the Company purchased approximately $264,000 and $238,000, respectively, of raw material from five suppliers, representing 73% and 69%, respectively, of the Company’s total purchases. As of June 30, 2011 and September 30, 2010, amounts owed to these five suppliers were approximately $82,412 and $186,000 representing 81% and 41%, respectively, of the total accounts payable.

NOTE 10 – COMMITMENTS

The Company leases a manufacturing and office facility from a related party as an operating lease which expires in 2015.  This lease currently requires monthly payments of $5,533 plus related insurance and maintenance.  Rental expense under this lease for the three and nine months ended June 30, 2011 was $16,599 and $49,797, respectively, all of which was paid to a related party.  Total future lease payments through September 30, 2015 are $282,193.

The Company has an employment agreement with Jeff Bozanic to develop its re-breather technology.  The agreement is for three years starting January 1, 2010 at a cost of $10,000 per month. As of June 30, 2011, the Company owed Mr. Bozanic $180,000.  This amount is classified as accrued expenses – related parties on the balance sheet.

Prior to the asset purchase agreement  between Blu Vu and Deltron, Blu Vu was in negotiations with Radikal, AS (“Radikal”), the owner of intellectual property involving rebreather technology, to purchase its intellectual property involving said technology.  At that time, Blu Vu did not own any rebreather technology.  No agreement was reached between Blu Vu and Radikal prior to the asset purchase agreement with Deltron.   On August 4, 2010, the Company entered into an agreement with Radikal to purchase its intellectual property involving said technology (the “Radikal Agreement”).  The Radikal Agreement requires the Company to pay a per unit fee of $35 for at least 500 units per year for 2 years, after which the obligation to Radikal will be fulfilled.

Pursuant to the terms of the Radikal Agreement, Radikal has transferred all U.S. and international patent rights to the Company. If the per unit fee payments are not made when due, Radikal has the right to the return of the intellectual property transferred. Payments for these rights are not required to begin until January 2012.

NOTE 11 – STOCK HOLDER EQUITY

Common Stock

At June 30, 2009 the Company had 5,545,000 shares of common stock, par value $0.001, outstanding.  On March 10, 2010, the Corporation’s Board of Directors approved a one hundred-for-one (100:1) forward split of the Corporation’s common stock, par value $0.001 per share. The forward split was for shareholders of record as of the close of business on Friday, April 30, 2010, and the market effective date for the forward stock split was May 3, 2010. As a result of the forward stock split, for every one share of the Corporation’s old common stock shareholders received ninety-nine additional shares of the Corporation’s new common stock.  Immediately following the forward split, the number of shares of the Corporation’s outstanding issued common stock was increased from 5,545,000 shares to approximately 554,500,000 shares, par value $0.001.

On May 26, 2010, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Blu Vu Deep Oil & Gas Exploration, Inc., a Nevada corporation.  Under the terms of the Agreement, the Company purchased substantially all of the assets of Blue Vu, consisting of, but not limited to, all stock of BluVu’s subsidiary, Elasco, Inc., certain intellectual properties, computer programs and software, contracts, claims and accounts receivables associated with the operation of BluVu’s business of developing underwater deep breathing apparatus.  In consideration of the sale of the assets of Blu Vu, the shareholders of BluVu, received restricted common shares of the Company totaling 123,978,980.  No other consideration was exchanged in the transaction.

In November 2010, the Company issued 80,000,000 shares to Elasco’s president as a bonus of $10,000 and prepaid salary of $50,000 over the next six months under an Employee Stock Incentive Program (ESIP).  In April and May, the Company issued 40,000,000 shares to an employee of Elasco and 28,000,000 shares to Elasco’s president as prepaid salary of $16,000 and $16,800 through July 2011 under an Employee Stock Incentive Program (ESIP).  The unamortized amount of $6,154 is recorded under prepaid expenses on the June 30, 2011 balance sheet.

In total the Company has issued 80,000,000 shares in the quarter ending December 31, 2010, no shares in the quarter ending March 31, 2011 and 682,101,002 shares in the quarter ending June 30, 2011.

Preferred Stock

On June 30, 2011, the Company issued one share of Series A Preferred Stock to its president in exchange for $1,000 of accrued wages. The share is not convertible into common stock, does not accrue any dividends and is not transferable.  The only characteristic to the preferred share is that it has voting rights equal to 150% of all outstanding stock at all times.

NOTE 12 – INCOME TAXES

The Company recognizes deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company incurred no income taxes for the periods ended June 30, 2011 and June 30, 2010 except for $800 each year for state franchise taxes.  For the three and six months ended June 30, 2011 the Company had incurred a loss and had a state income tax payable of $800 at June 30, 2011.  No income tax benefit was recognized as of June 30, 2011 and June 30, 2010 as a result of the valuation allowance applied to deferred tax assets, due to the uncertainty of recognizing any future tax benefits from the net operating loss (“NOL”).

The Company’s net loss of $522,377 for the nine months ended June 30, 2011 will be carried forward to offset future taxable income.  As of June 30, 2011, the Company’s federal NOL is approximately $636,000 expiring in 2025, and its California NOL is approximately $545,000 expiring 2015. The Company has book/tax differences of approximately $401,000 comprised of accrued officer’s compensation of $110,000, accrued consulting of $180,000 and accrued interest of $111,000. These differences result in a deferred tax asset of approximately $136,000.  The federal and California NOLs result in a deferred tax asset of approximately $178,000.  Due to the uncertainty of recognizing any future benefit, the Company has recorded a valuation allowance of $314,000 to offset the deferred tax asset.  The valuation allowance increased $168,000 from September 30, 2010, as a result of the uncertainty of utilizing the deferred tax assets.

The deferred tax asset comprised the following at June 30, 2011:

Deferred tax asset:

Federal benefit of NOL carryover	$ 136,000
California benefit of NOL carryover	42,000
Accrued officer's compensation	37,000
Accrued consulting	61,000
Accrued interest	38,000

Total	314,000

Valuation allowance	(314,000)

Net deferred tax asset	$ -

The Company recognized approximately no increase in the liability for unrecognized tax benefits.  The Company has no tax position as of June 30, 2011 for which the ultimate deductibility is highly certain but for which there is uncertainty about such timing of such deductibility.  The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.  No such interest or penalties were recognized during the periods presented.  The Company had no accruals for interest and penalties at June 30, 2011.  The Company’s utilization of any net operating loss carry forward may be unlikely as a result of its continued losses.

NOTE 13 – SUBSEQUENT EVENT

In July, the holder of the remaining $17,500 of convertible notes (footnote 9) converted this amount into 64,818,815 common shares.

In August the holder of the $3,150,000 note converted $8,820 of the note into 98,000,000 shares of common stock.

ITEM 2.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

As previously described, we completed an Asset Purchase under which Deltron acquired the assets of Blu Vu Deep Oil & Gas Exploration, Inc.  The transaction was treated as a reverse recapitalization, with BluVu’s wholly owned subsidiary, Elasco, Inc. (“Elasco”) becoming the accounting acquirer.  Therefore, Deltron assumed the fiscal year end of Elasco of December 31.  On August 13, 2010, following the completion of the Asset Purchase Agreement, the Company adopted the fiscal year end of the former shell Company of September 30 for financial reporting purposes.

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described.  The discussion reflects the financial condition and results of operations as of and for the period ended June 30, 2011 and 2010.  This discussion contains forward-looking statements.  Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements.

We are a manufacturing company with two distinct business segments polyurethane and rebreather. Our primary business is Elasco which is focused on manufacturing technology for plastic and polyurethane products.Our secondary business segment is focused on the development of deep-sea exploration breathing technology marketed as Blu Vu.

Polyurethane Products

Our polyurethane products are manufactured and sold by our wholly owned subsidiary, Elasco, which makes products for the recreational roller skate and skateboarding markets.  They are of the high performance type used by dedicated enthusiasts in those sports.  These products are sold to O.E.M. customers, who market and distribute them through channels specific to their individual retail outlets, as well as by direct marketing through their internet sales sites.  Most are sold through distribution channels of specialty stores and roller rinks. They are differentiated from the typical product found in larger retail stores in that they are not considered a toy category, but rather a sporting good.

Elasco also produces a variety of industrial products that are used on assemblies and machinery where a long life cycle is needed.  Some typical products are exercise equipment rollers, bowling pin setter pads and liners, and fire hydrant seals.  Elasco’s polyurethane polymers excel in the gap between rubber and plastics, but can mimic many rubbers and plastics with specific formulations that optimize those characteristics.  A recent formula developed exclusively by Elasco uses a natural soy-based resin as an ingredient to make an elastomer that performs like other hydrocarbon derived polyurethanes.  This reduces related carbon emissions from the manufacturing process for that resin by 36%.  This product is marketed as a green alternative to oil based products, and is finding favor in the youth market that many of Elasco’s products service.

Rebreather System

“Normal” scuba is an open circuit system.  Combining a high-pressure cylinder and a demand regulator, a diver inhales gas at ambient pressure, uses a little of the oxygen in the gas, and then exhales.  When the diver exhales the gas, it bubbles to the surface, carrying as much as 98% of the original oxygen it contained.  The “open circuit” comes from the fact that the exhaled gas is released on every breath.

The advantage that a rebreather has over “normal” scuba system is that it recirculates the gas a diver is breathing, allowing the diver to breath from the same gas over and over again, after removing the carbon dioxide generated by human metabolism.  Rebreathers provide gas to the diver in an optimal mix for the depth at which they are diving.  The system adds oxygen and other gases to make up what is consumed.  Because the gas is reused, instead of being “thrown away” with every breath, a diver can remain underwater far longer on much less gas.  In fact, for some dives, rebreathers can be as much as fifty times more efficient on gas consumption than standard scuba tanks. This minimizes decompression obligations, or in some cases eliminates it for shallower working dives.  Less decompression time means more working time, and greater cost efficiency for the project.

In February 2011, the Company purchased technology relating to an invention for submersible boat rebreather systems. The Company intends to manufacture and sell these systems for use in non-pressurized sport and military subs.  Typical uses would be in areas where extended times underwater would be beneficial like sport divers, ports and oil and gas equipment inspections, government and military security and university biologist research.

Business operations

As of June 30, 2011, we had an accumulated deficit of approximately $3.6 million, and as of September 30, 2010, our accumulated deficit was approximately $3.1 million. We incurred operating losses of $175,475and $60,999 for the three months and $293,490 and $251,801 for the nine months ended June 30, 2011 and 2010, respectively, and incurred net losses of $267,787 and $143,317 and $522,377 and $402,260 for those respective periods. We expect our net losses to continue for at least the next couple of years. We anticipate that a substantial portion of our capital resources and efforts will be focused on the scale up due to expansion via acquisition, product development and other general corporate purposes, including the payment of legal fees due to our acquisitions.

As of June 30, 2011, our current liabilities of approximately $4.5 million exceeded our current assets of approximately $924,000 by $3,605,000 and our net losses will continue for the foreseeable future.  As part of the $4.5 million of current liabilities we have $3,245,143, of convertible notes  to unrelated parties. We are currently planning to issue additional stocks and convertible notes to support our expansion. As a result, the additional equity funding may result in significant dilution to existing stockholders.  If adequate funds are not available, we may be required to delay or curtail significantly our development and commercialization activities. This would have a material adverse effect on our business, financial condition and/or results of operations and could ultimately cause us to have to cease operations.

Financial Operations Overview

Sales

Our sales are derived from the sale of plastic and polyurethane products. Customers are generally billed at shipping of products. We currently have not generated any revenues from the sale of rebreather system for the three and nine month periods ended June 30, 2011 and 2010.

Cost of Sales

Cost of sales for plastic and polyurethane products represents the cost of direct labor, raw material, supplies and other miscellaneous support expenses.  No cost of sales for rebreather system is recorded because we have not generated any revenues from the sale of rebreather system.

Selling, General and Administrative

Our selling expenses consist primarily of personnel, media, support and travel costs to inform user organizations and consumers of our products. Our general and administrative expenses consist primarily of personnel, occupancy, legal, consulting and administrative and support costs for our operations.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ from those estimates under different assumptions or conditions. Our significant accounting policies are described in Note 1 to our unaudited condensed consolidated financial statements included in Item 1 of this report. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our condensed consolidated financial statements.

Revenue Recognition

Sales for our polyurethane products are recognized when our plastic or polyurethane products are shipped to our customers.  Currently for rebreather system, there have not been any revenues recognized from the sale of its products.

Results of Operations for the Three and Nine Months Ended June 30, 2011 and 2010

As earlier described, we operate in two business segments: Polyurethane products and Rebreather system. Our Elasco business focuses on the delivery of plastic and polyurethane product to our customer. Its principal business is manufacturing and selling of open cast molded polyurethane elastomer products such as skateboard, roller skate, and industrial wheels. Our Rebreather system, which is marketed as Blu Vu, is engaged in the potential manufacture and mass-market of proprietary breathing equipment developed specifically for the oil and gas, mining and safety industries, and military and recreational divers.

The following table presents consolidated statement of operations data for each of the periods indicated as:

	Three months ended June 30
	2011	2010	Percent Change
	(Unaudited)	(Unaudited)
Sales	782,970	854,999	(8)%
Cost of sales	665,028	764,547	(13)%
Gross profit	117,942	90,452	30%

Selling, general and administrative	293,417	151,451	94%

Operating loss	(175,475)	(60,999)	(188)%

Other expense, net	(92,312)	(82,318)	(12)%

Net loss	(267,787)	(143,317)	(87)%

	Nine months ended June 30
	2011	2011	Percent Change
	(Unaudited)	(Unaudited)
Sales	2,511,871	1,970,058	28%
Cost of sales	2,060,275	1,758,920	17%
Gross profit	451,598	211,138	114%

Selling, general and administrative	745,088	462,939	61%

Operating loss	(293,490)	(251,801)	(17)%

Other expense, net	(228,052)	(150,459)	(52)%

Net loss	(522,377)	(402,260)	(30)%

Sales

With respect to our polyurethane business, our sales decreased by $72,029 for the three months and increased $541,813 for the nine months ended June 30, 2011, compared to the same period in 2010, due to recovery in the economy and introduction of our new products to our current customer base.

In respect to our rebreather product, we have not produced sales as of June 30, 2011.

Cost of Sales

Cost of sales consists of payroll, raw material, supplies and other miscellaneous costs for the Polyurethane products.For the three-month period ended June 30, 2011, costs of sales of $665,028 consist primarily of labor cost of $242,506, raw material cost of $357,045 and other costs of $65,477.  For the three month period ended June 30, 2010, cost of sales of $764,547 consisted primarily of labor costs of $298,440, raw material cost of $414,670, and other costs of $51,437.  For the nine-month period ended June 30, 2011, costs of sales of $2,060,275 consist primarily of labor cost of $848,559, raw material cost of $1,086,590 and other costs of $125,126. For the nine-month period ended June 30, 2010, cost of sales of $1,758,920 consisted primarily of labor costs of $758,746, raw material cost of $878,971, and other costs of $121,203. We expect costs of sales will increase as an absolute number as more plastic and polyurethane products are produced. However, we expect the cost of sales to decrease as a percentage of revenues as we improve our operating efficiency and increase the automation of certain processes.

Selling, General and Administration

Selling, general and administrative expenses associated with our polyurethane business consist primarily of payroll costs, rental fee, professional fee, insurance, and other expense. For the three months ended June 30, 2011, selling, general and administrative expenses included the following: payroll and benefits $64,681, professional fees $84,925, rent expense $16,599, insurance expenses $7,499, amortization expense $78,750 and other expenses $40,963.  For the comparable period in 2010 expenses were as follows: payroll and benefits $17,649, rent expense $16,599, consulting $13,539, professional fee $7,004, insurance expenses $6,883 and other expenses $89,777.

For the nine months ended June 30, 2011, selling, general and administrative expenses included the following: payroll and benefits $164,164, consulting fee $36,000, professional fees $271,181, rent expense $49,797, insurance expenses $22,184, amortization expense $105,000 and other expenses $96,762.  For the comparable period in 2010 expenses were as follows: payroll and benefits $74,095, rent expense $49,797, consulting $41,788, professional fee $68,299, insurance expenses $15,879 and other expenses $213,081.

Comparing the three months ended June 30, 2011, with the same period in 2010, the increase in selling, general and administrative expenses were primarily due to an increase in professional fees and an increase of amortization expense of $78,750. Other expenses remained consistent for the three months ended June 30, 2011 and 2010. General and administrative expenses associated with our Blu Vu rebreather system consist primary of consulting and professional fees.

Other expense

For the three months ended June 30, 2011 and 2010, we incurred other expenses of $92,312 and $82,318, which consisted primarily of interest expense and $33,349 of derivative expense in 2011.

Net Loss

The increase in net loss of $124,470 for the three months ended June 30, 2011, compared to the same period in 2010, was a net result of: an increase in our professional fees, an increase in gross profit due to efficiencies relating to increased sales, a decrease in interest expense due to the decrease of the beneficial conversion feature of $39,500 recorded in 2010 and an increase of derivative expense of $33,349 in 2011.

Liquidity and Capital Resources

Since our inception, we have incurred significant losses. As of June 30, 2011, we had an accumulated deficit of approximately $3.6 million, and as of September 30, 2010, our accumulated deficit was approximately $3.1 million. We have not yet achieved profitability and anticipate that we will continue to incur net losses for the foreseeable future. We expect that our sales and general and administrative expenses will continue to grow and, as a result, we will need to generate significant product revenues to achieve profitability. We may never achieve profitability.

Due to the continued losses incurred from our operations, as of June 30, 2011, we had approximately $136,023 in cash and cash equivalents and a working capital deficit of $3,604,963 compared to $1,852 in cash and cash equivalents and a working capital deficit of $253,061 at September 30, 2010.

Operating Capital and Capital Expenditure Requirements

Our continued operating losses and limited capital raise substantial doubt about our ability to continue as a going concern, and we need to raise substantial additional funds in the next 12 months in order to continue to conduct our business.  Until we can generate a sufficient amount of revenues to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings, borrowings or strategic collaborations.

We need additional funds to continue our operations and will need substantial additional funds before we can generate revenue from our Blu Vu rebreather system. We are currently exploring additional sources of capital; however, we do not know whether additional funding will be available on acceptable terms, or at all, especially given the economic conditions that currently prevail. In addition, any additional equity funding may result in significant dilution to existing stockholders, and, if we incur additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities.

We expect to continue to incur operating losses in the future and to make capital expenditures to expand our polyurethane operations and to market our Blu Vu rebreather system (including upgrading our plant equipment) and to scale up our sales efforts. We expect that our existing cash will be used to fund working capital and for capital expenditures and other general corporate purposes, including the repayment of debt incurred as a result of our acquisitions. Although since September 30, 2010, we have raised gross proceeds of $157,600 through the sale of convertible promissory notes, we anticipate that our cash on hand (including the proceeds from these promissory notes) and cash generated through our operations will not be sufficient to fund our operations for the next 12 months.  In addition we will have to repay the outstanding notes plus interest. We therefore anticipate raising additional funds in the near future.

Sources of Liquidity

Since our inception substantially all of our operations have been financed primarily from sales of our polyurethane products and equity and debt financings.  For the three and nine months ended June 30, 2011, we had received $30,100 and $157,600, respectively, from issuance of convertible notes.

Cash Flows

Net cash provided by operating activities was $34,364 for the three months ended June 30, 2011, compared net cash used of $58,273 for the same period ended June 30, 2010.  The increase in cash of $34,364 was primarily attributable to the collection of accounts receivable and non-cash expenses.

There was no net cash used in investing activities for the three months ended June 30, 2011 and 2010.

Net cash proceeds from financing activities for the three months ended June 30, 2011, was $30,100 which was derived from the issuance of convertible notes.

For the nine months ended June 30, 2010, proceeds from sales of common stocks were $74,586, net of offering costs, through a Regulation S offering.

Contractual Obligations and Commercial Commitments

As of June 30, 2011, we have a contractual obligation to pay the line of credit of $100,000 with an interest rate of prime plus 1.5% (4.75% at June 30, 2011 with an interest rate floor of 6.5%). There was also a total remaining balance on two promissory notes of $1,095,110 due to a shareholder and officer in connection with our acquisitions. The notes bear interests at a rate of 5% and 4.23% per annum, respectively.  Our total lease obligations are $301,551 for our Southern California facility, which expires on December 31, 2015.

Income Taxes

Since inception, we have incurred operating losses and, accordingly, have not recorded a provision for federal income taxes for any periods presented. As of June 30, 2011, we had net operating loss carry forwards for federal income tax purposes of $595,000. If not utilized, the federal net operating loss carry forwards will expire in 2025. Utilization of net operating loss and credit carry forwards may be subject to a substantial annual limitation due to restrictions contained in the Internal Revenue Code that are applicable if we experience an “ownership change”. The annual limitation may result in the expiration of our net operating loss and tax credit carry forwards before they can be used.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements or financing activities with special purpose entities.

ITEM 3.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

ITEM 4.

CONTROLS AND PROCEDURES

Evaluation of Our Disclosure Controls

Under the supervision and with the participation of our senior management, including our chief executive officer and chief financial officer, Randall Fernandez, we conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of the end of the period covered by this quarterly report (the “Evaluation Date”). Based on this evaluation, our chief executive officer and chief financial officer concluded as of the Evaluation Date that our disclosure controls and procedures were not effective and identified the following material weaknesses:

1. The Company has insufficient internal personnel resources and technical accounting and reporting expertise within the Company’s financial closing and reporting functions;

2. Due to our small size, the Company did not maintain effective internal controls to assure segregation as the same employee was responsible for initiating and recording of transactions, thereby creating the segregation of duties weakness; and

3. The Company did not have an independent board of directors for oversight of the Company’s operations and financial reporting process.

Changes in Internal Control Over Financial Reporting

There have been no changes in our internal control over financial reporting that occurred during the quarter ended June 30, 2011, that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

PART II – OTHER INFORMATION

ITEM 1.

LEGAL PROCEEDINGS

In the ordinary course of our business, we may from time to time become subject to routine litigation or administrative proceedings which are incidental to our business. We are not a party to nor are we aware of any existing, pending or threatened lawsuits or other legal actions involving us.

ITEM 1A.

RISK FACTORS

Not applicable.

ITEM 2.

UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

We did not issue any equity securities during the quarter ended March 31, 2011.

ITEM 3.

DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.

[REMOVED AND RESERVED]

ITEM 5.

OTHER INFORMATION

Not applicable.

ITEM 6.

EXHIBITS

Exhibit No.

Description

31.1 / 31.2

Rule 13(a)-14(a)/15(d)-14(a) Certification of Principal Executive and Financial Officer

32.1 / 32.2

Rule 1350 Certification of Principal Executive and Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DELTRON, INC.

Dated:  August 22, 2011

By:/s/ Henry Larrucea

Henry Larrucea
President, Principal Executive and Financial Officer